Exhibit 10.22b
RBS CITIZENS, NATIONAL ASSOCIATION
63 Eugene O’Neill Drive
New London, Connecticut 06103

June 1, 2011

David C. Benoit
Vice President-Finance and Treasurer
Connecticut Water Service, Inc.
93 West Main Street
Clinton, CT 06413

Re:           Modification of Revolving Credit Facility

Dear Mr. Benoit:

We are pleased to confirm the willingness of RBS Citizens, National Association, successor-by-merger to Citizens Bank of Connecticut (the “Bank”) to amend the terms and conditions of the existing demand revolving credit facility (the “Facility”) provided to Connecticut Water Service, Inc. (the “Company”) pursuant to a letter agreement between the Bank and the Company dated as of May 8, 2002 (as amended and in effect, the “Letter Agreement”), as amended by that certain letter agreement between the Bank and the Company dated as of May 17, 2002, by that certain letter agreement between the Bank and the Company dated as of June 12, 2003, by that certain letter agreement between the Bank and the Company dated as of March 12, 2004, by that certain letter agreement between the Bank and the Company dated as of January 30, 2006, by that certain letter agreement between the Bank and the Company dated as of November 20, 2007, by that certain letter agreement between the Bank and the Company dated as of September 15, 2009 and by that certain letter agreement between the Bank and the Company dated as of May 5, 2010.  The Letter Agreement is hereby amended as follows:

1) Paragraph 2 of the Letter Agreement, entitled “Term”, is hereby amended and restated in its entirety to read as follows:

“This Facility shall expire, terminate and be repayable on June 1, 2013 (the “Maturity Date”), unless renewed by the Bank.”

2) Any and all references to the “Maturity Date” set forth in the Letter Agreement shall be amended to refer to, and mean, June 1, 2013.

Please confirm the Company’s acceptance of the foregoing amendment to the Facility by signing and returning to us the enclosed copy of this letter.

RBS CITIZENS, NATIONAL ASSOCIATION (successor-by-merger-to Citizens Bank of Connecticut)
By: /s/ Anthony Castellon Name: Anthony Castellon Title: SVP

The Company hereby agrees to and accepts the terms and conditions contained in the foregoing letter and confirms that the Bank, shall be entitled but shall not be obliged, to rely upon and act in accordance with any communication (whether a request for an Advance under this Facility or any other notice, request, instruction or other communication whatsoever) which may be or purport to be given by telephone or facsimile transmission on the Company’s behalf by any person notified to the Bank by the Company as being authorized to give such communication without inquiry by the Bank to make such communication.  The Company hereby indemnifies the Bank and agrees to hold it harmless against all losses, claims, actions, proceedings, damages, costs and expenses incurred or sustained by the Bank as a result thereof or in connection therewith.

The persons authorized to give communication on the Company’s behalf are the persons named on the certificate of incumbency delivered to the Bank pursuant to Paragraph 9(e) of the Letter Agreement.

CONNECTICUT WATER SERVICE, INC.
By: /s/ David C. Benoit Name: David C. Benoit Title: VP - CFO